COPY

0020153283

File Number 6178-634-1

State of Illinois
Office of
The Secretary of State

Whereas, ARTICLES OF INCORPORATION OF
CTI MERGER CORPORATION
INCORPORATED UNDER THE LAWS OF THE STATE OF ILLINOIS HAVE BEEN FILED IN THE OFFICE OF THE SECRETARY OF STATE AS PROVIDED BY THE BUSINESS CORPORATION ACT OF ILLINOIS, IN FORCE JULY 1, A.D. 1984.

Now Therefore, I, Jesse White, Secretary of State of the State of Illinois, by virtue of the powers vested in me by law, do hereby issue this certificate and attach hereto a copy of the Application of the aforesaid corporation.

In Testimony Whereof, I hereto set my hand and cause to be affixed the Great Seal of the State of Illinois, at the City of Springfield, this 15TH day of AUGUST A.D. 2001 and of the Independence of the United States the two hundred and 26TH.

SEAL OF THE STATE OF ILLINOIS AUG. 26TH 1818

Jesse White

Secretary of State

C-212.3

Form **BCA-2.10** | **ARTICLES OF INCORPORATION**

(Rev. Jan. 1999)

Jesse White
Secretary of State
Department of Business Services
Springfield, IL 62756
http://www.sos.state.il.us

Payment must be made by certified check, cashier's check, Illinois attorney's check, Illinois C.P.A's check or money order, payable to "Secretary of State."

This space for use by Secretary of State

FILED

AUG 15 2001

JESSE WHITE
SECRETARY OF STATE

SUBMIT IN DUPLICATE!

This space for use by Secretary of State

Date 8/15/01

Franchise Tax $ 25.00

Filing Fee $ 75.00

Approved: $ 100.00

1. CORPORATE NAME: CTI Merger Corporation

(The corporate name must contain the word "corporation", "company," "incorporated," "limited" or an abbreviation thereof.)

2. Initial Registered Agent: Stephen M. Merrick
First Name / Middle Initial / Last name

Initial Registered Office: 401 South Lasalle Street
Number / Street / Suite #

Chicago IL Cook 60605
City / County / Zip Code

3. Purpose or purposes for which the corporation is organized:
(If not sufficient space to cover this point, add one or more sheets of this size.)

The transaction of any and all lawful business for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended.

4. Paragraph 1: Authorized Shares, Issued Shares and Consideration Received:

Class	Par Value per Share	Number of Shares Authorized	Number of Shares Proposed to be Issued	Consideration to be Received Therefor
Common	$ npv	5,000,000	1	$ 500.00
Class B Common	$npv	500,000	1	$ 500.00
Preferred	$npv	2,000,000	0	$ -0-
			TOTAL = $	1000.00

Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:
(If not sufficient space to cover this point, add one or more sheets of this size.)

Please see attached

5. *OPTIONAL:* (a) Number of directors constituting the initial board of directors of the corporation: ____________.
(b) Names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify:

Name	Residential Address	City, State, ZIP

6. *OPTIONAL:*
(a) It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be: $____________
(b) It is estimated that the value of the property to be located within the State of Illinois during the following year will be: $____________
(c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be: $____________
(d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be: $____________

7. *OPTIONAL:* *OTHER PROVISIONS*
Attach a separate sheet of this size for any other provision to be included in the Articles of Incorporation, e.g., authorizing preemptive rights, denying cumulative voting, regulating internal affairs, voting majority requirements, fixing a duration other than perpetual, etc.

8. **NAME(S) & ADDRESS(ES) OF INCORPORATOR(S)**

The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated August 13 (*Month & Day*), 2001 (*Year*)

Signature and Name	**Address**
1. [signature] *Signature*	1. 401 South LaSalle Street #1302 *Street*
Scott P. SLykas, Esq. *(Type or Print Name)*	Chicago *City/Town* Illinois *State* 60605 *ZIP Code*
2. ____________ *Signature*	2. ____________ *Street*
____________ *(Type or Print Name)*	*City/Town* *State* *ZIP Code*
3. ____________ *Signature*	3. ____________ *Street*
____________ *(Type or Print Name)*	*City/Town* *State* *ZIP Code*

(Signatures must be in **BLACK INK** on original document. Carbon copy, photocopy or rubber stamp signatures may only be used on conformed copies.)
NOTE: If a corporation acts as incorporator, the name of the corporation and the state of incorporation shall be shown and the execution shall be by its president or vice president and verified by him, and attested by its secretary or assistant secretary.

FEE SCHEDULE

- The initial franchise tax is assessed at the rate of 15/100 of 1 percent ($1.50 per $1,000) on the paid-in capital represented in this state, with a minimum of $25.
- The filing fee is $75.
- The **minimum total due** (franchise tax + filing fee) is **$100.**
  (Applies when the Consideration to be Received as set forth in Item 4 does not exceed $16,667)
- The Department of Business Services in Springfield will provide assistance in calculating the total fees if necessary.
  Illinois Secretary of State Springfield, IL 62756
  Department of Business Services Telephone (217) 782-9522 or 782-9523

SUPPLEMENTAL PROVISIONS TO THE ARTICLES OF INCORPORATION OF CTI MERGER CORPORATION

SECTION 4,
PARAGRAPH 2: (Preferences, Qualifications, Limitations, Restrictions and Special or Relative Rights in Respect of the Shares of Each Class):

A. This Corporation is authorized to issue three classes of capital stock to be designated respectively Common Stock ("Common Stock"), Class B Common Stock ("Class B Common Stock") and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is Seven Million Five Hundred Thousand (7,500,000). The total number of shares of Common Stock this Corporation shall have authority to issue is Five Million (5,000,000). The total number of shares of Class B Common Stock this Corporation shall have authority to issue is Five Hundred Thousand (500,000). The total number of shares of Preferred Stock this Corporation shall have the authority to issue is Two Million (2,000,000). All shares of capital stock shall be of no par value. Shares of Preferred Stock may be issued from time to time with such designations, preferences, conversion rights, cumulative, relative, participating, option or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors pursuant to the authority in this paragraph given.

B. The powers, preferences, rights, restrictions, and other matters relating to the Common Stock and Class B Common Stock are as follows:

1. Dividends. The holders of the Common Stock and Class B Common Stock shall participate equally and pro rata in dividends, if any, declared by the Corporation on a per share basis.

2. Liquidation. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Corporation, the holders of Common Stock and Class B Common Stock shall participate equally, on a per share basis, in the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings.

3. Voting Rights.

3.01 General Voting Rights. Except in circumstances in which the holders of Common Stock and Class B Common Stock, respectively, shall be required to vote separately as a class, with respect to all matters upon which the Corporation's stockholders shall vote or be entitled to vote, the holders of all Common Stock and Class B Common Stock shall vote together as a single class with each holder being entitled to one vote per share on all such matters.

3.02 Election of Directors. For so long as there shall be issued and outstanding more than 166,667 shares of Class B Common Stock.

(a) By-Laws; Number of Directors. Notwithstanding the provisions of Section Seven of these Articles of Incorporation (which is also attached hereto), the by-laws of the Corporation shall provide for the election of up to seven directors and such provision may not be amended, modified, altered or repealed except by the approval of the holders of two-thirds of the outstanding shares of Class B Common Stock voting separately as a class, provided, however, that the maximum number of directors shall in no event be reduced below seven without the additional approval of the holders of two-thirds of the outstanding shares of Common Stock voting separately as a class.

(b) Election of Directors.

(i) Four of the seven directors of the Corporation shall be elected by the holders of a majority of the outstanding shares of Class B Common Stock voting separately as a class;

(ii) The remaining three directors shall be elected by the holders of a majority of the outstanding shares of Common Stock and Class B Common Stock voting together as a single class.

3.03 Amendments to Class B Common Stock. After the date of filing of these Articles of Incorporation with the Illinois Secretary of State, the Corporation shall not (i) issue additional shares of Class B Common Stock (except for additional issuances upon stock dividends, stock splits, or recapitalizations with respect to outstanding shares of Class B Common Stock) or (ii) amend the terms of the Class B Common Stock in any manner that would adversely affect the rights of the holders of Common Stock except with the approval of the holders of two-thirds of the outstanding shares of Common Stock.

3.04 Quorum. At any meeting of the stockholders of the Corporation, the presence in person or by proxy of a majority in number of the issued and outstanding shares of Common Stock and Class B Common Stock, as a single class, shall be sufficient to constitute a quorum.

3.05 Action Without Meeting. Any action required or permitted to be taken at any meeting of the stockholders of the Corporation, may be taken without a meeting, if part of such action of written consent thereto is signed by the holders of shares of Common Stock and/or Class B Common Stock necessary to approve such action if such action was taken at a meeting of stockholders.

3.06 Cumulative Voting. Pursuant to Section 7.40 of the Illinois Business Corporation Act of 1983, as amended, cumulative voting rights are herewith eliminated with respect to all classes of the Corporation's capital stock.

4. Transfer.

4.01 No person holding shares of Class B Common Stock of record (hereinafter called "Class B Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment, operation of law or otherwise, except to a Permitted Transferee. A Permitted Transferee shall mean:

(a) Stephen M. Merrick, John H. Schwan, Howard W. Schwan, Frances Ann Rohlen, and Philip W. Colburn, their respective spouses, issue, and the spouses of such issue (collectively referred to as "Family Members");

(b) The trustee or trustees of a trust or trusts (including a voting trust) for the primary benefit of any one or more Family Members (collectively referred to as "Family Trusts");

(c) A corporation or partnership controlled (as defined below) by one or more Family Members or Family Trusts (collectively referred to as "Family Entities"); and

(d) The estate of such Class B Holder.

4.02 Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section B(4). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock as the pledgee may elect.

4.03 The following events shall result in the conversion of the applicable shares of Class B Common Stock into shares of Common Stock:

(a) a Class B Holder shall transfer or attempt to transfer Class B Common Stock to a person or entity not a Permitted Transferee;

(b) a Class B Holder shall transfer or attempt to transfer to any person or entity not a Permitted Transferee, including, without limitation, a pledgee, the right to vote any Class B Common Stock, whether by agreement, voting trust or otherwise;

(c) a Family Trust holding Class B Common Stock shall cease to be a trust for the primary benefit of any one or more Family Members;

(d) a Family Entity holding Class B Common Stock shall cease to be controlled by one or more Family Members or Family Trusts. For purposes of this Section B(4), "controlled" means: (i) in the case of a corporation, the ownership, beneficially and of record, of shares of capital stock representing a majority of the equity ownership of, and economic interest in, such corporation, as well as a majority of all votes entitled to vote for the election of directors; and (ii) in the case of a partnership, the ownership, beneficially and of record, of partnership interests representing a majority of the equity as a majority of the partnership interests entitled to participate in the management of the partnership.

If any of the foregoing events shall occur, all shares of Class B Common Stock subject to such transfer or attempted transfer or then held by such Family Trust or Family Entity, whichever applicable, shall, without further act on anyone's part, be converted into shares of Common Stock effective upon the date of such event occurs, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the resignation of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits, documents or other proof as it deems necessary to establish that any person is a Permitted Transferee or to ascertain that none of the events described in this subparagraph 4.03 occurred.

4.04 Shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purposes, a "beneficial owner" of any shares of Class B Common Stock shall mean a person who, or any entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class B Common Stock the existence of the restrictions on transfer imposed by this Section B(4).

5. <u>Conversion</u>.

5.01 <u>Conversion Rights and Procedure</u>.

(a) <u>Right of Conversion</u>. Each holder of shares of Class B Common Stock shall be entitled to exercise all or a portion of the conversion rights provided herein at any time or from time to time.

(b) Rate of Conversion. Upon exercise of the right of conversion hereunder with respect to shares of Class B Common Stock, the holder thereof shall be entitled to receive that number of shares of Common Stock ("Conversion Shares") equal to the number of shares of Class B Common Stock tendered subject to adjustment as provided in Section B(4.02).

(c) Method of Conversion. A holder of shares of Class B Common Stock shall exercise such holder's conversion rights hereunder by (i) delivering or mailing to the Corporation, by certified or registered mail, return receipt requested, a written notice stating such holder's intention to exercise such rights and specifying the number of shares of Class B Common Stock as to which the conversion right is exercised and (ii) accompanying such notice with a certificate or certificates representing such shares duly endorsed in blank or accompanied with a stock power duly endorsed in blank. The right of exercise shall be deemed to have been exercised on the date that such notice shall be delivered to the Corporation or mailed in accordance with this section ("Exercise Time"). Each share of Class B Common Stock shall be canceled after it has been converted as provided herein.

(d) Delivery of Certificates. Certificates for Conversion Shares shall be delivered to the holder named therein within 15 days after the Exercise Time. Unless all of the Class B Common Stock evidenced by the certificate delivered to the Corporation shall have been converted, the Corporation shall within such 15 day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Class B Common Stock formerly represented by the certificate which shall not have been converted and shall within the said 15 day period deliver such certificate to the person designated as the holder thereof.

(e) The Corporation covenants and agrees that:

(i) At all times during which any shares of Class B Common Stock are issued and outstanding, the Corporation shall reserve and maintain a sufficient number of authorized and unissued shares of Common Stock sufficient to issue shares of Common Stock upon conversion of all of the then issued and outstanding Class B Common Stock, including additional shares which may become issuable by reason of an adjustment pursuant to Section B(5.02) hereof. The Corporation shall not issue any shares of Common Stock if, after the issuance thereof, the number of authorized and unissued shares of Common Stock would then be insufficient to issue shares of Common Stock to holders of the then issued and outstanding Class B Common Stock if

all of such holders were to exercise their rights of conversion hereunder;

(ii) The Conversion Shares issuable upon any conversion of any shares of Class B Common Stock shall be deemed to have been issued to the person exercising such conversion privilege at the Exercise Time, and the person exercising such conversion privilege shall be deemed for all purposes to have become the record holder of such Common Stock shares at the Exercise Time.

(iii) All Conversion Shares which may be issued upon any conversion of any shares of Class B Common Stock will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

(f) Notwithstanding the above, the shares of Class B Common Stock then outstanding shall be automatically converted into shares of Common Stock upon the conversion terms then in effect on July 1, 2002.

5.02 Adjustment Provisions.

(a) Subdivision or Combination of Stock. In case at any time the Corporation shall in any manner subdivide its outstanding shares of Common Stock into a greater number of shares or combine such shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock into which a share of Class B Common Stock may be converted shall be adjusted to reflect such subdivision or combination of shares of Common Stock.

(b) Reorganization, Reclassification, Consolidation, Merger or Sale. If any reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of the Corporation's assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holders of Class B Common Stock shall thereafter have the right to purchase and receive such shares of stock, securities, or assets as may be issued or payable with respect to or exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the conversion of Class B Common Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any

such case appropriate provision shall be made with respect to the rights and interests of the holder of the Class B Common Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of the rights represented hereby.

In the event of a merger or consolidation of this Corporation with or into another corporation as a result of which a number of shares of common stock of the surviving corporation greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation are issuable to holders of Common Stock of the Corporation, then the number of shares of Common Stock subject to issuance upon conversion of a share of Class B Common Stock shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. This Corporation shall not effect any such consolidation, merger, or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger of the corporation into or for the securities of which the previously outstanding stock of the Corporation shall be exchanged in connection with such consolidation or merger, or the corporation purchasing such assets, as the case may be, shall assume, by written instrument executed and mailed or delivered to the holder hereof at the last address of such holder appearing on the books of the company, the obligation to deliver to such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase. The provisions of this Section B (5.02(b)) governing the substitution of another corporation for the Corporation shall similarly apply to successive instances in which the corporation then deemed to be the Corporation hereunder shall either sell all or substantially all of its properties and assets to any other corporation, shall consolidate with or merge into any other corporation, or shall be the surviving corporation of the merger into it of any other corporation as a result of which the holders of any of its stock or other securities shall be deemed to have become the holders of, or shall become entitled to, the stock or other securities of any corporation other than the Corporation at the time deemed to be the Corporation hereunder.

(c) Notice of Adjustment. The Corporation shall give to the holder of the Class B Common Stock prompt written notice of every adjustment of the Conversion terms by first class mail, postage prepaid, addressed to the address of such holder as shown on the books of the Corporation, which notice shall state the adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation was based.

SECTION 7 (OTHER PROVISIONS):

A. Management of the Business and Conduct of the Affairs of the Corporation:

For the management of the business and for the conduct of the affairs of the Corporation and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a) The number of directors of the Corporation shall be as specified in the by-laws of the Corporation, but such number may from time to time be increased or decreased in such manner as shall be provided in the by-laws of the Corporation. The number of directors shall not be less than the minimum prescribed by law. The election of directors need not be by ballot. Directors need not be stockholders.

(b) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized and empowered to make, alter, amend and repeal by-laws, subject to the power of the stockholders to alter or repeal by-laws made by the board of directors.

(c) Any director or any officers elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the by-laws of the Corporation.

(d) In the absence of fraud, no contract or other transaction between the Corporation and any other corporation and no act of the Corporation, shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are peculiarly or otherwise interested in, or are directors or officers of, such other corporation; and in the absence of fraud, any director, individually, or any firm of which any director may be a member, may be a party to, or may be peculiarly or otherwise interested in, any contract or transaction of the Corporation, provided in any case, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or the majority thereof; and any director of the Corporation, who is also a director or officer of any such other corporation, or who is also interested may be counted in determining the existence of quorum at any seating of the Board of Directors of the Corporation which shall authorize any such contract, act or transaction, may vote thereat to authorize any such contract, act or transaction, with like force and effect as if he were not such director or officer of such other corporation, or not so interested.

B. Personal Liability of Directors:

(a) The Corporation shall have power to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by the reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of

another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if said person acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter he reasonably believes to be in or not opposed to the best interest of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of this duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 7B(a) and 7B(b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section 7B. Such expenses incurred by other employees or agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(e) Any indemnification under paragraphs (a), (b) and (c) of this Section 7B (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (a), (b) and (c). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2), if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(f) The indemnification provided by this Section 7B shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 7B.

(h) For the purpose of this Section 7B, reference to "the Corporation" shall include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation in the same capacity.

C. Vote Required for Extraordinary Events. With respect to the approval of mergers, consolidations, mandatory share exchanges, sales of substantially all assets and amendments to these Articles of Incorporation, a simple majority of the outstanding shares entitled to vote shall be required, instead of any super majority voting requirement as may be provided under the Illinois Business Corporation Act of 1983, as amended.